EXHIBIT 11
MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
STATEMENT RE COMPUTATION OF PER SHARE (LOSS) EARNINGS(1)
For The Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands, except per share data)
BASIC (LOSS) EARNINGS PER SHARE
Average common shares outstanding	113,962	81,294	84,332

Net (loss) income	$(518,914)	$(1,670,018)	$564,739

Basic (loss) earning per share	$(4.55)	$(20.54)	$6.70

DILUTED (LOSS) EARNINGS PER SHARE
Adjusted weighted average shares outstanding:
Average common shares outstanding	113,962	81,294	84,332
Common stock equivalents	—	—	618

Adjusted weighted average diluted shares outstanding	113,962	81,294	84,950

Net (loss) income	$(518,914)	$(1,670,018)	$564,739

Diluted (loss) earnings per share	$(4.55)	$(20.54)	$6.65

(1)	Per Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. For the years ended December 31, 2008 and 2007 the diluted weighted-average shares are equivalent to the basic weighted average shares due to a net loss from continuing operations.